Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258067 on Form S-8 and Registration Statement No. 333-266991 on Form S-3 of HCW Biologics Inc. of our report dated March 28, 2025, on the balance sheet of HCW Biologics Inc. as of December 31, 2024, and the statements of operation, changes in stockholders’ equity (deficit) and cash flows for the year ended, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Indianapolis, Indiana

March 28, 2025